Exhibit 10.84

NOTE AMENDMENT AND EXTENSION AGREEMENT

This NOTE AMENDMENT AND EXTENSION AGREEMENT (“Agreement”) is made effective as of November 3, 2009, between BIO-KEY INTERNATIONAL, INC. (“Company”), and THE SHAAR FUND, LTD. (“Holder”).

RECITALS:

A.            The Holder is the holder of the Eight Percent (8%) Promissory Note Due November 3, 2009 issued by the Company in the principal amount of $1,000,000 (the “Note”), the full principal amount of which, together with accrued interest, is outstanding on the date hereof.

B.            At the request of the Company, the Holder has agreed to extend the Maturity Date of the Note as hereinafter set forth.

C.            Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Note.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1.             Representation and Warranty.  The Company represents and warrants to the Holder that no Payment Default or Event of Default has occurred and is continuing under the Note.

2.             Amendment and Extension.  Subject to the truth and accuracy of the foregoing representation and warranty, effective as of the date hereof, the Note is amended as follows:

(a)           the first sentence of the Note is amended to read as follows:

“FOR VALUE RECEIVED, BIO-KEY INTERNATIONAL, INC., a corporation duly organized and validly existing under the laws of the State of Delaware, U.S.A. (the “Company”), promises to pay to the order of THE SHAAR FUND, LTD., the registered holder hereof and its successors and assigns (the “Holder”), One Million Dollars ($1,000,000), and to pay interest on the principal sum outstanding, at the rate of eight percent (8%) per annum, due and payable on the date that is the earlier to occur of (a) the fifth (5th) business day after the occurrence of the Closing under and as defined in the Asset Purchase Agreement dated August 13, 2009, as now or hereafter amended, restated, supplemented or otherwise modified, between the Company and InterAct911 Mobile Systems, Inc., or (b) January 31, 2010 (the “Maturity Date”).”

(b)           a new subsection (h) is added to Section 6 (and the following subsection is re-lettered as subsection (i)) which shall read as follows:

“(h)         the Company shall default in the payment of any other outstanding indebtedness incurred or guaranteed by the Company beyond any period of notice and opportunity to cure, or the payment of such indebtedness shall be accelerated by the holder thereof; or”

3.             General Provisions.

(a)           The amendment and extension set forth herein shall not affect any other term or provision of the Note, which Note, as amended and extended hereby, shall continue in full force and effect and is hereby ratified and approved by the Company.

(b)           This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which constitute the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Company:

BIO-KEY INTERNATIONAL, INC.

By:	/s/ Thomas J. Colatosti
Name: Thomas J. Colatosti
Title: Chairman

Holder:

THE SHAAR FUND, LTD.

By:
Name:
Title: